EXHIBIT 5.1
                 Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                             ATTORNEYS AT LAW
                a registered limited liability partnership
                    including professional corporations
                            1700 PACIFIC AVENUE
                                SUITE 4100
                         DALLAS, TEXAS 75201-4675
                              (214) 969-2800
                            FAX  (214) 969-4343
                             WWW.AKINGUMP.COM
              WRITER'S DIRECT DIAL NUMBER  (214)  969 - 2800
                              August 4, 1998

Gadzooks, Inc.
4121 International Parkway
Carrollton, Texas  75007

Gentlemen:

     We have acted as counsel to Gadzooks, Inc., a Texas corporation (the "Company"), in connection with the proposed registration of 670,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), as described in a registration statement on Form S-8 (the "Registration Statement") relating to the Common Stock to be issued under the Company's 1992 Incentive and Nonstatutory Stock Option Plan and 1995 Non-Employee Director Stock Option Plan (the "Plans") which Registration Statement is to be filed with the Securities and Exchange Commission.

     We have, as counsel, examined such corporate records, certificates and other documents and reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the below-listed opinions. In rendering such opinions, we have assumed the genuineness of all signatures and the authenticity of all documents examined by us. As to various questions of fact material to such opinions, we have relied upon representations of the Company.

     Based upon such examination and representations, we advise you that, in our opinion:

     A. The shares of Common Stock to be issued under the Plans which are to be registered pursuant to the Registration Statement have been duly and validly authorized by the Company.

     B. The shares of Common Stock to be issued under the Plans which are to be registered pursuant to the Registration Statement, when issued and delivered in accordance with the Plans (and assuming an option price at least equal to the par value of the Common Stock), will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                              Sincerely,

                              /s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                              AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.